Exhibit 99.1

For Immediate Release

SILVERSTAR HOLDINGS ANNOUNCES COMPLETION OF SALE OF FANTASY
SPORTS SUBSIDIARY TO FUN TECHNOLOGIES INC.

Purchase price for sale of assets — $3.85 million in cash plus assumption of certain operating liabilities

Boca Raton, Florida April 10, 2006 Silverstar Holdings, Ltd. (Nasdaq: SSTR) announced today that it had sold substantially all the assets and business of its subsidiary, Fantasy Sports, Inc. to a subsidiary of FUN Technologies Inc. Consideration paid for the sale was $3.85 million in cash paid at the closing plus the assumption of certain operating liabilities.

Silverstar Holdings will record a gain of approximately $2 million on the sale.

Clive Kabatznik, president and CEO of Silverstar Holdings, said, “Over the past 12 months we have shifted our focus toward the acquisition of broad based entertainment software companies and platforms. As a result, Fantasy Sports was no longer viewed as a core holding to fuel our long-term growth. This sale will enable us to focus on the acquisition and operation of businesses more suited to our overall growth strategy. We will utilize the proceeds from the sale for the repayment of debt and future acquisitions. With approximately $15 million in cash and notes receivable, we are well positioned to take advantage of strategic opportunities as they may arise.”

About Silverstar Holdings
Silverstar Holdings Ltd. is a publicly traded company (Nasdaq:  SSTR) focusing on acquiring controlling positions in high growth retail driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology related platforms.  It currently owns Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com

About FUN Technologies Inc.
FUN Technologies Inc. is one of the world’s leading online casual gaming providers. FUN’s strategy is to provide its cutting-edge, person-to-person gaming systems to top, licensed distribution partners in regulated markets around the world. FUN is a public company, listed on both the Toronto Stock Exchange and the Alternative Investment Market (AIM) of the London Stock Exchange under the symbol “FUN”.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
      Silverstar Holdings, Inc.
      Clive Kabatznik, President and CEO
      (561) 479 0040, or clive@silverstarholdings.com
OR
      Alliance Advisors, LLC
      Alan Sheinwald, President
      (914) 244-0062, or asheinwald@allianceadvisors.net